Exhibit 99.1

Company Contact: PhotoMedex, Inc. Dennis McGrath, CEO (215) 619-3287 info@photomedex.com	Investor Contacts: Lippert/Heilshorn & Associates, Inc. Kim Sutton Golodetz (Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

PHOTOMEDEX and GALDERMA TO CO-PROMOTE ACTINIC KERATOSIS TREATMENT

MONTGOMERYVILLE, PA January 11, 2010 – PhotoMedex (Nasdaq: PHMD) and Galderma Laboratories, L.P. have entered into a co-promotion agreement for Galderma’s photodynamic therapy application for the treatment of actinic keratoses (“AK”). Under the terms of the agreement, PhotoMedex’ sales force will promote Galderma’s drug Metvixia® (methyl aminolevulinate) Cream, 16.8% (“Metvixia”) and Galderma’s Aktilite® CL128 LED (light-emitting diode) lamp to healthcare professionals, including dermatologists, plastic surgeons and cosmetic surgeons throughout the United States. Galderma will provide marketing support and distribution.  The three-year agreement begins in January; no financial terms have been disclosed.

Actinic keratoses are very common lesions that occur on sun-damaged skin and are widely considered to be a precursor to squamous cell carcinoma.

 Metvixia is a topical porphyrin precursor used in photodynamic therapy. When applied to actinic keratosis lesions, Metvixia is selectively absorbed into precancerous cells causing a build-up of endogenous porphyrins.  These endogenous porphyrins are illuminated with the Aktilite CL128 lamp emitting a narrow output spectrum of red light with a peak wavelength at 630 nm.  Subsequently, a reaction occurs that results in the destruction of the precancerous cells.  Clinical trials in various countries with the Metvixia PDT system have shown comparable or better response rates than conventional treatments, such as cryotherapy or surgery. Metvixia PDT selectively targets precancerous cells so the surrounding healthy cells are less subjected to the treatment, therein minimizing scarring and ensuring more acceptable cosmetic outcomes for patients.  In clinical trials, the most commonly reported adverse events associated with use of Metvixia PDT were contact sensitization, erythema, pain, burning, and skin discomfort/irritation.
About PhotoMedex:

PhotoMedex is a global skin health medical technology company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals. Through our historical relationships with dermatologists and plastic surgeons, we provide products and services that address skin diseases and skin conditions. These diseases and conditions include psoriasis, vitiligo, acne, actinic keratosis and sun damage. PhotoMedex develops proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA 510(k) clearances to market the XTRAC® laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care.

About Galderma:

Galderma, created in 1981 as a joint venture between Nestle and L'Oréal, is a fully-integrated specialty pharmaceutical company dedicated exclusively to the field of dermatology. The Company has a presence in 65 countries with over 1000 sales representatives and is committed to improving the health of skin with an extensive line of products across the world that treat a range of dermatological conditions including: acne, rosacea, fungal nail infections, psoriasis & steroid-responsive dermatoses, pigmentary disorders, medical solutions for skin senescence and skin cancers. With a research and development center in Sophia Antipolis, France, Galderma has one of the largest R&D facilities dedicated exclusively to dermatology. Leading worldwide dermatology brands include Differin®, Epiduo®, Oracea®, MetroGel® 1%, Rozex®, Vectical®, Clobex®, Tri-Luma®, Loceryl® and Cetaphil®.

 Important Safety Information About Metvixia Cream PDT:

Metvixia® (methyl aminolevulinate) Cream, 16.8%Cream is indicated for the treatment of  thin and moderately thick, non-hyperkeratotic, non-pigmented actinic keratoses of the face and scalp in immunocompetent patients, in combination with illumination using the Aktilite® CL 128 lamp.

The most common related adverse reactions during PDT with Metvixia® Cream include contact sensitization, erythema, pain, burning and skin discomfort/irritation. In addition,  pruritus, crusting and erosions, edema and exfoliation of the skin in the area where the cream is applied are likely.  Metvixia®  Cream should not be used in patients with cutaneous photosensitivity or known allergies to porphyrins or to any of the cream’s components, which include peanut and almond oils.  Metvixia® Cream should not be applied to the eyes or mucous membranes.  Patients should be cautioned to avoid sunlight and bright artificial light, and to wear protective clothing for 48 hours after treatment.  Prolonged exposure to Metvixia®Cream for longer than 4 hours should be avoided. Nitrile gloves should be worn at all times by providers when handling Metvixia®  Cream.  Protective eyewear must be worn by all persons when the lamp is in use.  Pregnancy Category C.

Safe Harbor Statement:

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.